Exhibit 10.50

FEDERAL-MOGUL LLC
2018 LONG-TERM INCENTIVE PLAN POWERTRAIN SEGMENT
For the Period January 1, 2018 – December 31, 2020

I.	PURPOSE AND STRUCTURE
The Company’s (as defined below) 2018 Long-Term Incentive Plan (this or the “Plan”), established for the 2018 Fiscal Year (as defined below) and the two subsequent Fiscal Years thereafter, is designed to drive a culture focused on long-term company performance. The Plan is intended to deliver “pay-for-performance” through a long-term incentive payment, which is based on overall Company financial performance during the Performance Period to encourage and stimulate superior performance by eligible Participants, and to assist in retaining key employees. In addition, this Plan is intended to be in effect during the Performance Period, subject to the right of the Compensation Committee to amend, modify or terminate this Plan as provided below. All capitalized terms used in the Plan have the meaning assigned to such terms in Section II below unless such terms are otherwise defined in the Plan.

II.	DEFINITIONS
Definitions for specific terms used within this Plan are identified below.

A.
“Affiliate” means each of the following: (i) any Subsidiary; (ii) any Parent; (iii) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which directly or indirectly controls fifty percent (50%) or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) of the Company or one of its Affiliates; (iv) any trade or business (including, without limitation, a partnership or limited liability company) which directly or indirectly controls fifty percent (50%) or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) of the Company; and (v) any other entity in which the Company or any of its Affiliates has a material equity interest and which is designated as an “Affiliate” by resolution of the Compensation Committee.

B.
“Beneficial Owner ” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, as amended, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.

C.	“Board” means the Board of Directors of the Company.

D.
“Bonus Award” is the cash payment that may be earned by Participants in respect of the Performance Period, subject to the eligibility requirements set forth in Section III, achievement by the Company of Performance Metrics set forth in Section V with respect to the Performance Period, and subject to adjustments as provided in this Plan.

E.
“Cause” means with respect to a Participant, the occurrence of any of the following: (i) willful failure of the Participant to perform substantially his/her duties (other than any such failure resulting from incapacity due to disability); (ii) the Participant’s commission of, or indictment for, a felony or any crime involving fraud or embezzlement or dishonesty or conviction of, or plea of guilty or nolo contendere to a crime or misdemeanor (other than a traffic violation) punishable by imprisonment under foreign, federal, state or local law; (iii) the Participant’s engagement in an act of fraud or other act of willful dishonesty or misconduct, towards the Company or any of its Affiliates, or detrimental to the Company or any of its Affiliates, or in the performance of the Participant’s duties; (iv) the Participant’s negligence in the performance of employment duties that has a detrimental effect on the Company or any of its Affiliates; (v) the Participant’s violation of a federal or state securities law or regulation; (vi) the Participant’s use of a controlled substance without a prescription or the use of alcohol which, in each case, significantly impairs the Participant’s ability to carry out his or her duties and responsibilities; (vii) material violation by the Participant of the policies and procedures of the Company or any of its Affiliates; (viii) the Participant’s embezzlement and/or misappropriation of property of the Company or any of its Affiliates; (ix) conduct by the Participant involving any immoral acts which is reasonably likely to impair the reputation of the Company or any of its Affiliates; or (x) the Participant’s material breach of the Company’s Integrity Policy Certification Agreement and Confidentiality Agreement, Confidentiality and Intellectual Property Assignment Agreement, the non-compete and non-solicitation clauses in his or her employment letter (if applicable) or any restrictive covenants applicable to the Participant.

F.
“Change in Control” means (i) the consummation of any transaction (including, without limitation, any sale of stock, merger, consolidation or spinoff), the result of which is that any Person, other than Carl Icahn or the Related Parties, becomes that Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the voting securities of the Company (or, if applicable, its parent corporation or entity) or (ii) the acquisition by any Person, other than Carl Icahn or the Related Parties, of all or substantially all of the assets of Company; provided, however, that to the extent the definition of Change in Control is applicable to a Bonus Award that constitutes deferred compensation for purposes of Code Section 409A, the transaction or acquisition shall only constitute a Change in Control for purposes of such Bonus Award to the extent the transaction or acquisition would constitute a change in control under either (i) or (ii) and would also constitute a change in control event as defined in 26 C.F.R. 1.409A-3(i)(5)(i).

G.
“Code” means the Internal Revenue Code of 1986, as amended. Any reference to any section of the Code will also be a reference to any successor provision and any Treasury Regulation promulgated thereunder.

H.	“Company” means Federal-Mogul LLC and its subsidiaries and its successors and assigns (with respect to the Powertrain division).

I.	“Compensation Committee” means the Compensation Committee of the Board.

J.
“Disparagement” means making comments or statements to the press, the Company’s or its Affiliates’ employees, consultants or any individual or entity with whom the Company or its Affiliates has a business relationship or any other Person or entity which could reasonably be expected to adversely affect in any manner: (i) the conduct of the business of the Company or its Affiliates (including, without limitation, any products or business plans or prospects); or (ii) the business reputation of the Company or its Affiliates, or any of their products, or their past or present officers, directors or employees.

K.	“Fiscal Year” means the Company’s Fiscal Year beginning January 1 and ending December 31.

L.	“Good Standing” has the meaning assigned to it in Section III.

M.	“Parent” means any parent corporation of the Company within the meaning of Section 424(e) of the Code.

N.
“Participant(s)” refer(s) to the employees listed selected and approved by the Compensation Committee, as long as any such person is eligible to participate in the Plan pursuant to Section III and any other person approved by the Compensation Committee in its sole and absolute discretion.

O.	“Performance Metrics” are the Performance Metrics of the Company established by the Compensation Committee with respect to the Performance Period.

P.	“Performance Period” means three years in duration, beginning on the first day of the 2018 Fiscal Year and ending on December 31, 2020.

Q.	“Person” means any natural person, corporation, limited liability company, or other legal entity.

R.
“Recoupment” is a compensation recovery method, provided under the Plan to recover all (or a portion) of a prior Bonus Award based on a correction or restatement of the Company’s financial statements or other factors affecting Performance Metrics.

S.
“Related Parties” shall mean (i) Carl Icahn, any spouse and any child, stepchild, sibling or descendant of Carl Icahn; (ii) any estate of Carl Icahn or of any Person referred to in clause (i); (iii) any Person who receives a bequest from or beneficial interest in any estate under clause (ii) to the extent of such interest; (iv) any executor, personal administrator or trustee who holds such beneficial interest in the Company for the benefit of, or as fiduciary for, any Person under clauses (i), (ii) or (iii) to the extent of such interest; (v) any Person directly or indirectly owned or controlled by Carl Icahn or any other Person or Persons identified in clauses (i), (ii) (iii) or (iv); and (vi) any not-for-profit entity not subject to taxation pursuant to Section 501(c)(3) of the Internal Revenue Code or any successor provision to which Carl Icahn or any Person identified in clauses (i), (ii) or (iii) above contributes his beneficial interest in the Company or to which such beneficial interest passes pursuant to such Person’s will.

T.	“Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

U.
“Term” means the period beginning on the date this Plan is adopted by the Compensation Committee, and ending on the date this Plan is terminated by the Compensation Committee. The Compensation Committee shall have the sole and absolute discretion to amend, modify or terminate this Plan at any time.

III.	ELIGIBILITY
A Participant may be eligible to participate in the performance cycle if he or she is promoted or hired into an eligible, full-time (defined as 40 hours per week) position before October 1, 2018 and remains employed on such basis through the end of the Performance Period. Eligibility for mid-cycle participation will be based on the proposal of the Chief Executive Officer, subject to review and approval of the Compensation Committee. The following additional conditions shall apply: (i) the Participant must have returned to the Company executed copies of the Integrity Policy Certification Agreement and Confidentiality Agreement, and acknowledged his or her understanding and acceptance of the Company’s policies, consistent with the Company’s practices and procedures; (ii) the Participant must be employed by the Company on the scheduled date of payment; and (iii) the Participant is subject to all other terms, conditions, restrictions and/or requirements set forth in this Section III. Contingency workers, including temporaries, contractors, consultants and outsourced work teams are not eligible for participation in the Plan. Additional information regarding participation and eligibility is set forth in Exhibit A attached hereto.

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Good Standing. Participants must be actively employed and in good standing (and otherwise in compliance with the Company’s policies and procedures) on the actual bonus pay date in order to receive a payout. Participants placed on a performance improvement plan or in corrective action status as a result of poor performance during the Performance Period, but who return to “Good Standing” status prior to the bonus payment date, may be eligible for a prorated incentive payout, as determined by the Compensation Committee in its sole and absolute discretion. As a condition of the receipt of any Bonus Award, the Participant will be required to certify (or will be deemed to have certified) at the time of receipt in a manner acceptable to the Company that the Participant (i) is in compliance with the terms and conditions of the Plan, (ii) has not violated any terms of the Company’s Integrity Policy Certification Agreement and Confidentiality Agreement or the non-compete and non-solicitation clauses in his or her employment letter, and (iii) has not engaged in, and does not intend to engage in, any behavior that would result in a termination for Cause.

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Leave of Absence. Subject to all applicable law, the Compensation Committee may, in its sole and absolute discretion, adjust any Bonus Award, on a pro-rata basis, for any leave of absence taken by a Participant during the Performance Period.

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Voluntary Separation. If a Participant voluntarily separates from the Company after the end of the Performance Period, but prior to the applicable Bonus Award payout date, then such Participant’s Bonus Award will be deemed forfeited with respect to the Performance Period.

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Involuntary Separation. Participants terminated for Cause prior to the payout date will irrevocably forfeit any Bonus Award under the Plan. The determination of “Cause” will be made by the Compensation Committee in its sole and absolute discretion. Any other Participant whose employment is involuntarily terminated prior to the Bonus Award payout date will be deemed ineligible for payment of a Bonus Award.

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Forfeiture of Bonus Award. If a Participant’s termination of employment occurs prior to the date a Bonus Award that has been awarded to such Participant is actually paid out, then the Participant will not be entitled to any bonus payment with respect to such Bonus Award. Bonus Awards are not considered earned until they are approved by the Compensation Committee and are actually paid by the Company. As a condition of the receipt of any Bonus Award, a Participant may be required to certify in writing (or will be deemed to have certified) at the time of receipt in a manner acceptable to the Company that the Participant (i) is in compliance with the terms and conditions of the Plan, (ii) has not violated any terms of the Company’s Integrity Policy Certification Agreement and Confidentiality Agreement, Confidentiality and Intellectual Property Assignment Agreement, the non-compete and non-solicitation clauses in his or her employment letter (if applicable) or any restrictive covenants applicable to the Participant, and (iii) has not engaged in, and does not intend to engage in, any behavior that would result in a termination for Cause.

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Clawback of Bonus Award. In the event that a Participant is terminated for Cause, the Company will be entitled to recover from the Participant at any time, and the Participant will pay over to the Company upon request, an amount equal to any Bonus Award that has been paid out to the Participant. To the extent not prohibited under applicable law, the Company, in its sole and absolute discretion, will have the right to set off (or cause to be set off) any amounts otherwise due to a Participant from the Company in satisfaction of any repayment obligation of such Participant hereunder, provided that any such amounts are exempt from, or set off in a manner intended to comply with the requirements of, Section 409A of the Code.

IV.	BONUS AWARD
Participants covered by this Plan will be notified of eligibility in writing by the Company. Each Participant’s respective Bonus Award shall be valued based on the Participant’s “award percentage” multiplied by the “Bonus Pool” (as established by the Compensation Committee), which “award percentage” will be separately communicated in writing to each Participant by the Senior Vice President of Human Resources.

V.	PERFORMANCE METRICS
The Performance Metrics established for the Plan are based on the Company’s financial performance during the Performance Period.

The Board or the Compensation Committee may, in its sole and absolute discretion, at any time prior to the final determination of Bonus Awards, increase, decrease or otherwise adjust performance measures, targets, and payout ranges used hereunder as a result of extraordinary or non-recurring events, changes in applicable accounting rules or principles, changes in the Company’s methods of accounting, changes in applicable law, changes due to any consolidation, acquisition or reorganization affecting the Company and its subsidiaries or such other material change in the Company’s business. The Board or the Compensation Committee, as applicable, will implement such change(s) in its sole and absolute discretion.

VI.	COMPUTATION AND DISBURSEMENT OF FUNDS

A.	COMPUTATION
The calculation of the Company’s financial and operational targets will be based upon the Company’s audited financials, subject to review and approval by the Compensation Committee in its sole and absolute discretion and determination by the Compensation Committee in its sole and absolute discretion as to whether or not the Performance Metrics were achieved.

Notwithstanding anything to the contrary in this Plan, if the Compensation Committee determines, in its sole and absolute discretion, that calculations underlying the Performance Metrics, including but not limited to, mistakes in the Company’s audited financial statements for the 2018 Fiscal Year or any Fiscal Year were incorrect, then the Compensation Committee may (i) adjust Bonus Awards (upward or downward); and/or (ii) initiate a Recoupment.

B.	DISBURSEMENT OF FUNDS
As soon as practicable after the close of the Performance Period, the Company’s Chief Financial Officer will calculate the Company’s actual performance relative to the Performance Metrics with respect to the Performance Period. Subject to the terms and conditions set forth herein, if (i) the Company achieves the Performance Metrics; and (ii) Participant is an employee in Good Standing on the applicable payout date and no event or condition shall have occurred that would have given the Company the right to terminate the Participant for Cause on or prior to such date (the conditions set forth in (i) and (ii), the “Bonus Conditions” ); then Participant will have earned and be entitled to be paid the Bonus Award. The proposed Bonus Award payouts and a list of eligible Participants will be presented to the Compensation Committee no later than ninety (90) days after the end of the Performance Period, and once approved, unless otherwise set forth in an Award agreement, the Bonus Awards will be paid to all eligible and approved Participants within 30 days of such approval but not later than June 30th of the calendar year immediately succeeding the end of the Performance Period, in each case provided that the Bonus Conditions are met. Payments of the Bonus Awards shall be one-time payments and will be reduced by amounts required to be withheld for taxes and other applicable withholdings at the time such payments are made.

C.	TAXES
Income, employment, and any other applicable taxes and withholdings will be withheld from any Bonus Award payments required under the Plan to the extent determined by the Company in accordance with applicable law. In addition, in the sole and absolute discretion of the Company, any applicable employment taxes that are a liability of a Participant may be deducted from Bonus Awards and transmitted to the appropriate tax authority. A Participant who receives payment hereunder also will be issued a Form W-2, Form 1099 or other report as is required by law, and such report also will be filed with taxing authorities as is required by law.

VII.	ADMINISTRATION
This Plan will be administered by the Compensation Committee.

In the event of a claim or dispute brought forth by a Participant, the decision of the Compensation Committee as to the facts in the case and the meaning and intent of any provision of the Plan, or its application, will be final, binding, and conclusive. Notwithstanding anything herein to the contrary, the Compensation Committee shall retain sole and absolute discretion over all matters relating to this Plan.

VIII.	NO EMPLOYMENT CONTRACT; FUTURE PLANS
Participation in this Plan will not confer upon any Participant any right to continue in the employ of the Company nor interfere in any way with the right of the Company to terminate any Participant’s employment at any time. The Company is under no obligation to continue the Plan in future Fiscal Years.

IX.	GENERAL PROVISIONS
A Participant’s rights under the Plan will not be assignable, either voluntarily or involuntarily by way of encumbrance, pledge, attachment, level or charge of any nature (except as may be required by state or federal law).

Nothing in the Plan will require the Company to segregate or set aside any funds or other property for the purpose of paying any portion of a Bonus Award. No Participant, beneficiary or other person will have any right, title or interest in any amount awarded under the Plan prior to the payment of such Bonus Award to him or her or the close of any Performance Period, or in any property of the

Company or its subsidiaries. A Participant’s rights to a Bonus Award under this Plan are no greater than those of unsecured general creditors of the Company.

Notwithstanding anything herein to the contrary, whether or not any Bonus Award is authorized, earned or paid under the Plan shall be determined by the Compensation Committee in its sole and absolute discretion, and no such Bonus Award shall be earned, nor shall any right to any such Bonus Award exist or accrue, unless, among other factors, such Bonus Award has been authorized by the Compensation Committee in its sole and absolute discretion, and actually paid to Participants. In addition, whether or not any Bonus Award is authorized, earned or paid pursuant to the Plan is without regard to whether any of the individual performance metrics, Company financial performance targets and/or goals, or any other benchmarks, targets, personal goals or Company criteria set forth in the Plan are met, not met, exceeded or not exceeded.

The Bonus Awards payable hereunder are provided solely as a payment pursuant to the circumstances described herein and shall not constitute part of a Participant’s employment compensation package. The Bonus Awards hereunder are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination pay, redundancy, end of service payments, long-service awards, bonus, incentive pay, pension, or retirement benefits or similar payments and do not create any acquired rights.

This Plan is governed by the laws of the State of New York and as such will be construed under and in accordance with the laws of the State of New York without regard to conflicts of law.

X.	COMPLIANCE WITH CODE SECTION 409(A)
This Plan and Bonus Awards paid hereunder are intended to be exempt from Code Section 409A and shall be construed, interpreted, and administered accordingly. In no event whatsoever shall the Company or its affiliates be liable for any additional tax, interest or penalty that may be imposed on any Participant pursuant to Code Section 409A or any damages for failing to comply with Code Section 409A. This section shall not apply to any Participant who is not a U.S. taxpayer (by reason of being a U.S. citizen, U.S. resident or otherwise).

XI.	PERSONAL INFORMATION
By participating in this Plan, each of the Participants hereunder shall consent to the holding and processing of personal information provided by such Participant to the Company, any affiliate of the Company, trustee or third-party service provider, for all purposes relating to the operation of this Plan and to the extent necessary for such operation. These include, but are not limited to: (i) administering and maintaining Participant records; (ii) providing information to the Company, its affiliates, trustees of any employee benefit trust, registrars, brokers or third-party administrators of this Plan; (iii) providing information to future purchasers or merger partners of the Company or any of its affiliates, or the business in which a Participant works; and (iv) to the extent not prohibited by applicable law, transferring information about a Participant to any country or territory that may not provide the same protection for the information as the Participant’s home country.